Exhibit 10.3
[CITIZENS BANK AND TRUST COMPANY LETTERHEAD]
March 9, 2012

Geoffrey C. Warner
104 Colonel's Way
Williamsburg, VA 23185

Dear Geoff:

On behalf of Citizens Bancorp of Virginia, Inc. and Citizens Bank and Trust Company (the Company) it is my pleasure to extend to you the following offer of employment.

Title: Senior Vice President, Interim Chief Financial Officer

Reporting Relationship: This position will report to the President and CEO of the Company.

Job Responsibilities: As Interim CFO, you will be responsible for the daily operation of the Company's accounting and financial functions and for participating in the formulation, implementation, and administration of corporate policies and business goals. You will provide oversight and cooperation in the management of correspondent banking relationships, the Company's investment portfolio, and the Asset/Liability Management Program, and will direct accounting operations, financial analysis, the preparation of operating and capital budgets and all Company financial statements. in your role, you will also establish and maintain appropriate internal accounting controls; ensure compliance with Securities and Exchange Commission regulations; oversee preparation and submission of regulatory financial reports, including income and franchise tax forms and payments; oversee the Company's Vendor Management Program; manage the Company's insurance policies ; and direct the activities of subordinate personnel to ensure that their activities support Company policies, programs, and goals.

Compensation and Benefits: During this interim term of employment, your compensation will consist of a base salary of $10,000 per month and a $1,000 per month travel allowance, both of which will be paid on a bi-monthly basis. You will be eligible to participate in the Company's current health, life, disability and dental insurance plans as well as its defined pension and 401k plans pursuant to the eligibility requirements established in plan documents.

Term of Employment: Your interim employment will commence on March 16, 2012, and continue for a term of 90 days, unless sooner terminated by you or the Company. By the end of the 90-day period, we will discuss whether you will remain as a full-time employee of the Company and will re-evaluate your compensation at that time. During the interim employment period, either you or the Company can terminate employment with 30 days notice.

You acknowledge that this offer letter is contingent upon your passing our mandatory background check and that it represents the entire agreement between you and the Company and that no verbal or written agreements, promises, or representations that are not specifically stated in this offer are, or will be, binding upon the Company.

CITIZENS BANCORP OF VIRGINIA, INC.
Citizens Bank & Trust Company

By:	/s/ Joseph D. Borgerding
Joseph D. Borgerding, President & CEO

Agreed:

/s/ Geoffrey C. Warner
Geoffrey C. Warner